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EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Central Parking Corporation      Apollo Real Estate            AEW        Capital
Management
Stephen Tisdell                  Steven Anreder                Martha Thurber
Chief Financial Officer          Anreder, Herschorn, Silver    Director of Communications
(615) 297-4255 X265                       & Co., Inc.                   (617) 261-9570
stisdell@parking.com             (212) 421-4020

             CENTRAL PARKING CORPORATION AND ALLRIGHT HOLDINGS, INC.
                                 AGREE TO MERGE

                                 --------------

                       TRANSACTION VALUED AT $585 MILLION

NASHVILLE, Tenn. (Sept. 21, 1998) - Central Parking Corporation (NYSE: CPC) today announced that it has entered into a definitive agreement pursuant to which Allright Holdings ("Allright") will merge with Central Parking Corporation. Allright (dba Allright Parking) is headquartered in Houston and is one of the largest parking services companies in the United States with 2,275 locations and revenues of $216 million for the fiscal year ended June 30, 1998. Ownership of Allright is controlled by Apollo Real Estate Investment Fund II, L.P., ("Apollo") an investment fund led by William L. Mack, and AEW Partners L.P., an investment partnership managed by AEW Capital Management, L.P., ("AEW"). The transaction, which is expected to be accounted for as a pooling-of-interests, is valued at approximately $585 million based on today's closing stock price, including common shares of Central Parking Corporation and assumption of indebtedness.

         The merger remains subject to certain closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Act. The transaction is subject to approval by the shareholders of both Central Parking Corporation and Allright at separate meetings to be scheduled. AEW and Apollo, and shareholders of Central Parking Corporation representing a sufficient number of the Company's shares to approve the transaction, have agreed to vote in favor of the merger. Closing of the transaction is anticipated in early 1999. Under terms of the agreement, Central Parking Corporation expects to issue a fixed number of shares of common stock, approximately 7.6 million shares to the shareholders of Allright. The shares will be registered with the Securities and Exchange Commission on Form S-4, and issuance of the shares will be made only by means of a prospectus. Central Parking Corporation currently has approximately
29.6 million shares outstanding. Following completion of the merger, Apollo and AEW will each be entitled to designate a member of the Central Parking Corporation's Board of Directors that will be expanded from 9 to 11 directors.

         Apollo and AEW purchased the stock of privately held Allright in October 1996, at which time Allright embarked on an aggressive growth strategy that has produced approximately a 50% increase in Allright's operating cash flow, or EBITDA (earnings before interest, taxes, depreciation and amortization).

         Monroe J. Carell, Jr., Chairman and Chief Executive Officer of Central Parking Corporation, remarked, "The merger with Allright will represent a significant milestone in our continuing record of

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corporate growth. In terms of absolute expansion, the number of locations we operate will almost double to approximately 4,700. This will translate into a 53% increase in total spaces to approximately 1.5 million. This transaction will meaningfully broaden our geographic presence, especially in the midwest, southwest and California. A number of Allright's facilities are in cities where we currently operate, thereby offering the potential for increased efficiencies. Excluding merger-related expenses, we believe that the proposed merger will be accretive to our earnings per share starting in fiscal 1999. We expect the Allright operations to maintain the excellent performance they have demonstrated under the ownership of Apollo and AEW and expect to benefit from cost savings that should be realized as a result of the merger."

         Carell added, "While the merger of two organizations is always challenging, Central Parking Corporation has successfully met such challenges before. We are confident we will do so again in a manner that will maximize the future growth of the combined company. From a longer term perspective, the merger with Allright will significantly enhance our strategic plans. The addition of the Allright brand name plus the extensive real estate relationships of Apollo and AEW will strengthen our marketing activities and ability to expand our business base. The merger also will add to the depth of our managerial organization, bringing aboard experienced professionals who have been successful in building Allright into one of the leaders in our industry. One of the fundamental approaches of Allright has been to invest in selected parking properties. Our ownership of this real estate will provide the potential for joint development projects related to our basic parking services business."

         Gregory Shay, President and CEO of Allright, commented, "We are excited about the prospect of merging two of the most prominent companies in the industry. Central Parking Corporation's strong track record of creating shareholder value will be further enhanced by Allright and its growth performance. We believe the combination represents a good strategic fit, especially since both organizations focus on providing the highest level of customer service. The firms offer a complementary depth of management and operating expertise that, when combined, will result in a dynamic growth vehicle. We feel strongly that this transaction will firmly position the new company as the leader in this prospering industry."

         "AEW Partners is very pleased with this transaction," said Thomas H. Nolan, Jr., President of AEW Partners Funds. "We believe there are a number of important synergies between the two firms. Through this combination of management and operational expertise, we believe the new Central Parking Corporation will be well positioned to capitalize on growth opportunities in the dynamic parking and transportation industry."

         "The combination of Allright and Central Parking Corporation makes excellent strategic and financial sense for both companies," said William S. Benjamin, a partner of Apollo. "The new Central Parking Corporation will be a leading provider of parking and transportation services worldwide. This is an exciting, high-growth, quality enterprise in an exciting industry; and we are pleased to be part of the new company as it goes forward."

         The Blackstone Group L.P. served as financial advisor to Central Parking Corporation, and Bear Stearns & Co. served as financial advisor to Allright in this transaction.

         Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking services. The Company operates approximately 2,436 parking facilities containing more than 1,008,000 spaces at locations in 35 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Spain, Germany, Malaysia, Chile and Mexico. Central Parking Corporation has a business development office in Amsterdam.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's

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current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.


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